Exhibit 4.68

Supplementary Agreement to the Amended and Restated Loan Agreement

This Supplementary Agreement to the Amended and Restated Loan Agreement (the “Agreement”) is entered into as of March 1, 2014 in Beijing by the following parties:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Address: 3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

Party B: Robin Yanhong Li

ID number: ***

Party C: Zhan Wang

ID number: ***

(each a “Party” and collectively, the “Parties”)

Whereas:

Pursuant to an Amended and Restated Loan Agreement (the “Original Agreement”) entered into as of March 22, 2005 by Party A, Party B and Eric Yong Xu ( the “Original Party C”), Party A provides a RMB1,500,000 and a RMB500,000 interest-free loan to Party B and the Original Party C respectively for their investment to Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”) and the term of loans ended after ten (10) years commencing from the date the borrowers receive the loans. The term of loans may be extended by a written consent of the parties to the Original Agreement.

Party A and Party B entered into an Additional Loan Agreement in May 2008, pursuant to which the interest-free loan provided by Party A to Party B for his investment to Baidu Netcom be increased to RMB 99,500,000.

Party A, Party B and Party C entered into a Renewal Agreement to the Amended and Restated Loan Agreement, pursuant to which, Party C replaces the Original Party C as a Party to the Original Agreement and undertakes all the rights and obligations of the Original Party C under the Original Agreement (including but not limited to the obligation of repayment of the Original Party C’s loan under the Original Agreement) and shall be referred to as “Party C” going forward.

The Parties intend to extend the term of loans under the Original Agreement.

As a consensus reached by the Parties, the Parties agree:

Upon the expiry of the term of loans under the Original Agreement, the term of loans shall be extended for additional ten (10) years.

This Agreement shall be executed in three originals, each party holding one original. This Agreement is an integral part of the Original Agreement. All the originals shall have the same legal effect.

[Signature page follows]

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Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal representative/Authorized Signatory: /s/ Zhan Wang

Party B: /s/ Robin Yanhong Li

Party C: /s/ Zhan Wang

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